NEWS RELEASE	5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, August 3, 2022

NACCO INDUSTRIES
ANNOUNCES SECOND QUARTER 2022 RESULTS

Second Quarter NACCO Consolidated Highlights:
•Income before income tax increased to $45.1 million, up from $9.4 million in Q2 2021 primarily due to receipt of $30.9 million of contract termination settlement assets and significantly improved earnings in the Minerals Management segment
•Net income increased to $37.2 million, up from $6.5 million in Q2 2021
•Adjusted EBITDA increased to $21.0 million, up 37.0% from Q2 2021
•Diluted earnings per share increased to $5.07/share from $0.91/share in Q2 2021

Cleveland, Ohio, Wednesday, August 3, 2022 - NACCO Industries® (NYSE: NC) today announced consolidated operating profit of $29.7 million and net income of $37.2 million, or $5.07 per diluted share, for the second quarter of 2022 compared with consolidated operating profit of $8.7 million and net income of $6.5 million, or $0.91 per diluted share, for the second quarter of 2021.
In May 2022, Great River Energy ("GRE") completed the sale of the Coal Creek Station power plant and the adjacent high-voltage direct current transmission line to Rainbow Energy Center, LLC and its affiliates. As a result of the sale, the existing agreements between GRE and the Company's subsidiary, Falkirk Mining Company, terminated and GRE paid the Company $14.0 million, transferred ownership of an office building and conveyed membership units in a private company to NACCO. The new Coal Sales Agreement between Falkirk and Rainbow Energy became effective on May 1, 2022. Improvements in the Company's consolidated operating profit, Consolidated Adjusted EBITDA and net income were due to the contract termination settlement assets received from GRE, as well as significantly higher earnings in the Minerals Management segment. These favorable items were partly offset by unfavorable changes in the fair value of exchange-traded equity securities owned by the Company and an increase in unallocated employee-related expenses. Non-GAAP financial measures are defined and reconciled on pages 9 to 11.
For the six months ended June 30, 2022, the Company reported consolidated net income of $49.8 million, or $6.79 per diluted share, compared with net income of $15.5 million, or $2.16 per diluted share, for the first six months of 2021.
At June 30, 2022, the Company had consolidated cash of $97.1 million and debt of $18.4 million with availability of $119.9 million under its $150.0 million revolving credit facility. The Company believes that maintaining a conservative capital structure and adequate liquidity are important given evolving trends in energy markets and the Company's strategic initiatives to grow and diversify, which are discussed further in the Growth and Diversification section of this release.
In the first quarter of 2022, the Company changed the composition of its reportable segments. The 2021 financial information in this release has been reclassified to conform to the new presentation.

Detailed Discussion of Results
Coal Mining Results

Coal deliveries for the second quarter of 2022 and 2021 were as follows:

	2022	2021
Tons of coal delivered	(in thousands)
Unconsolidated operations	5,534	6,017
Consolidated operations	915	775
Total deliveries	6,449	6,792

Key financial results for the second quarter of 2022 and 2021 were as follows:
	2022	2021
	(in thousands)
Revenues	$26,602	$20,689
Earnings of unconsolidated operations	$13,460	$12,176
Contract termination settlement	$14,000	$—
Operating expenses(1)	$8,249	$7,195
Operating profit	$21,175	$7,627
Segment Adjusted EBITDA(2)	$11,563	$11,700
(1) Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and (Gain) loss on sale of assets.
(2) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 10.

Coal Mining revenues increased in the second quarter of 2022 from the second quarter of 2021 due to an increase in tons delivered at Mississippi Lignite Mining Company as a result of higher customer requirements and an increase in the per ton sales price.
Excluding the $14.0 million contract termination settlement, second-quarter 2022 Coal Mining operating profit decreased moderately from the prior year quarter. The decline was primarily due to reduced earnings at Mississippi Lignite Mining Company driven by the impact of inflation, including higher diesel costs, on the cost per ton delivered. An increase in operating expenses resulting from higher employee-related costs also contributed to the reduction in operating profit. These unfavorable factors were partially offset by an increase in earnings of unconsolidated operations.
The increase in earnings of unconsolidated operations was mainly attributable to an increase in earnings at Coteau Properties Company resulting from contractual price escalation. An increase in tons delivered due to an increase in customer requirements at the Coteau and Sabine Mines also contributed to the improvement in earnings. These increases were partly offset by the termination of the Bisti Fuels contract on September 30, 2021, reduced earnings at the Falkirk and Coyote Creek Mines resulting from reduced customer requirements and a reduction in the per ton management fee at Falkirk.

Coal Mining Outlook - 2022
Coal Mining operating profit in both the second half and for the full year of 2022 is expected to decrease significantly compared with the respective 2021 periods, both including and excluding the contract termination payments received in 2022 and 2021. The expected reduction in operating profit is primarily the result of reduced earnings at both consolidated and unconsolidated Coal Mining operations as well as an anticipated increase in operating expenses. The increase in operating expenses is primarily due to expected higher employee-related costs, professional fees and outside services.
Results at the consolidated mining operations are expected to decrease significantly in the second half of 2022 from the comparable 2021 period and the first half of 2022. This expected decrease is primarily due to an expected substantial decline in earnings at Mississippi Lignite Mining

Company driven by an anticipated reduction in customer demand from higher than average levels in the second half of the prior year. Lower customer demand, expected cost inflation in the latter half of 2022 on diesel fuel, repairs and supplies, and higher depreciation expense related to recent capital expenditures to develop a new mine area are expected to contribute to an increase in the cost per ton in the second half of 2022. In general, cost per ton delivered is lowest when the power plant requires a consistently high level of coal deliveries, primarily because costs are spread over more tons. As a result of the anticipated increase in cost per ton, the 2022 full-year results are expected to be substantially lower than the 2021 full year.
The anticipated reduction in earnings at the unconsolidated Coal Mining operations for the second half of and full-year 2022, compared with the respective prior year periods, is expected to be driven primarily by the reduction in the per ton management fee at Falkirk from May 1, 2022 through May 31, 2024, as well as the termination of the Bisti Fuels contract as of September 30, 2021. These decreases are expected to be partly offset by higher earnings at Coteau.
Segment Adjusted EBITDA, which excludes the contract termination settlement payments of $10.3 million from Bisti Fuels' customer in 2021 and $14.0 million from GRE in 2022, is expected to decrease significantly in 2022 from 2021 primarily as a result of the forecasted reduction in operating profit partially offset by a higher add back of depreciation, depletion and amortization expense which is expected to increase in 2022. The increase in depreciation, depletion and amortization expense is primarily due to higher capital expenditures at Mississippi Lignite Mining Company as a result of the development of a new mine area.
Capital expenditures are expected to be approximately $15 million in the second half of 2022 and approximately $23 million for the full year. The elevated levels of capital expenditures from 2019 through 2022 relate to the necessary development of a new mine area at Mississippi Lignite Mining Company, which will allow continued coal deliveries through the end of the contract. The increase in capital expenditures associated with mine development will result in higher depreciation expense in future periods that will unfavorably affect future operating profit. Capital expenditures for Mississippi Lignite Mining Company are expected to decline significantly beginning in 2023.
The Company's contract structure at each of its coal mining operations eliminates exposure to spot coal market price fluctuations. However, fluctuations in natural gas prices and the availability of renewable power generation, particularly wind, can contribute to changes in power plant dispatch and customer demand for coal. Sustained higher natural gas prices could continue to result in increased demand for coal. Changes to expectations for customer power plant dispatch could affect the Company’s outlook for 2022 and over the longer term. The owner of the power plant served by the Company's Sabine Mine in Texas intends to retire the power plant in the first quarter of 2023, at which time Sabine expects to begin final reclamation. Funding for mine reclamation is the responsibility of the customer.

North American Mining Results

Deliveries for the second quarter of 2022 and 2021 were as follows:
	2022	2021
	(in thousands)
Tons delivered	13,373	13,570

Key financial results for the second quarter of 2022 and 2021 were as follows:
	2022	2021
	(in thousands)
Revenues	$22,814	$19,860
Operating profit	$1,257	$1,698
Segment Adjusted EBITDA(1)	$2,750	$2,682
(1) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 10.

Revenues at North American Mining increased in the second quarter of 2022 over the prior year primarily as a result of an increase in tons delivered at the consolidated operations driven by increased customer requirements and higher reimbursed costs. Reimbursed costs have an offsetting amount in cost of goods sold and have no impact on operating profit.
The lower operating profit was mainly attributable to an increase in operating expenses primarily due to higher employee-related costs.
North American Mining's second-quarter 2022 Segment Adjusted EBITDA was comparable to the prior year quarter. Lower operating profit was fully offset by the add back of substantially higher depreciation expense resulting from equipment acquired to support newer contracts that are expected to contribute to increased income in future periods.

North American Mining Outlook
North American Mining expects operating profit to increase in both the second half of 2022 and for the full year over the respective 2021 periods. The increase in the second half is primarily due to improved fourth quarter results, principally from a shift in mix of tons delivered to operations with higher-margin contracts, partially offset by an anticipated increase in operating expenses. Segment Adjusted EBITDA for 2022 is expected to increase significantly compared with the prior year as a result of the improvement in operating profit from higher reclamation income at Caddo Creek in the first half of 2022 and the add back of higher depreciation expense.
During the first quarter of 2022, North American Mining agreed to commission a new dragline at an existing quarry in Florida to secure a contract extension through 2027. This dragline will supplement an existing dragline, resulting in an expected increase in deliveries and income over the next five years at this quarry. North American Mining continues to have a substantial pipeline of potential new projects and is pursuing a number of growth initiatives that, if successful, would be accretive to future earnings.
In 2019, Sawtooth Mining, LLC, entered into a mining services agreement to serve as the exclusive contract miner for the Thacker Pass lithium project in northern Nevada, owned by Lithium Nevada Corp., a subsidiary of Lithium Americas Corp. (TSX: LAC) (NYSE: LAC). Lithium Americas owns the lithium reserves at Thacker Pass and will be responsible for the processing and sale of the lithium produced. In July 2022, Lithium Americas provided an update on the Thacker Pass project, which noted that all key state-level permits had been issued for Thacker Pass and feasibility study results are expected in the second half of 2022. At maturity, this management fee contract is expected to deliver fee income similar to a mid-sized management fee coal mine.
North American Mining previously forecasted capital expenditures of $28 million for 2022. North American Mining now expects full-year capital expenditures to be $13 million, with approximately $5 million expended in the second half of 2022 primarily for the acquisition, relocation and refurbishment of draglines, as well as the acquisition of other mining equipment to support the continued expansion of contract-mining services. The reduction in capital expenditures from the previous forecast is due to a change in the timing of the acquisition of equipment to support the Thacker Pass lithium project from 2022 to 2023.

Minerals Management Results

Key financial results for the second quarter of 2022 and 2021 were as follows:
	2022	2021
	(in thousands)
Revenues	$11,962	$5,608
Operating profit	$13,073	$4,173
Segment Adjusted EBITDA(1)	$13,616	$4,695
(1) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 10.

For the second quarter of 2022, Minerals Management revenue, operating profit and Segment Adjusted EBITDA increased significantly over the second quarter of 2021 primarily due to higher royalty income driven by significantly higher natural gas and oil prices. A $2.4 million gain on sale of land related to legacy operations also contributed to the increase in operating profit and Segment Adjusted EBITDA.

Minerals Management Outlook
The Minerals Management segment derives income from royalty-based leases under which lessees make payments to the Company based on their sale of natural gas, oil, natural gas liquids and coal, extracted primarily by third parties.
Excluding settlement income of $3.3 million recognized in the 2021 third quarter, operating profit and Segment Adjusted EBITDA in the second half of 2022 are expected to be comparable to the second half of 2021 but decrease significantly compared with the first half of 2022 primarily driven by current expectations for natural gas and oil prices and an anticipated reduction in production volumes. As a result of the substantial earnings in the first half of 2022, the Company expects a significant increase in full-year 2022 operating profit over 2021.
Commodity prices are inherently volatile and as an owner of royalty and mineral interests, the Company’s access to information concerning activity and operations with respect to its interests is limited. The Company's expectations are based on the best information currently available and could vary positively or negatively as a result of adjustments made by operators and/or changes to commodity prices.
In the first quarter of 2022, Minerals Management completed a small acquisition of mineral interests in the New Mexico portion of the Permian basin for $0.7 million. Minerals Management is targeting additional investments in mineral and royalty interests of approximately $12 million in the second half of 2022. These investments are expected to be accretive, but each investment's contribution to earnings is dependent on the details of that investment, including the size and type of interests acquired and the stage and timing of mineral development. The contribution of each investment could also vary due to commodity price changes. These acquired interests are expected to align with the Company’s strategy of selectively acquiring mineral and royalty interests with a balance of near-term cash-flow yields and long-term growth potential, in high-quality reservoirs offering diversification from the Company’s legacy mineral interests.

Consolidated Outlook
Overall for the 2022 full year, excluding the settlements associated with the GRE/Rainbow Energy transaction and the Bisti termination fee recognized in 2021, NACCO expects consolidated operating profit and net income to decline moderately from 2021. Lower operating profit in the Coal Mining segment is expected to be partially offset by a significant increase in earnings at the Minerals Management segment primarily from the substantial increase in Minerals Management's earnings in the first half of 2022. In addition, income realized in 2021 on exchange-traded equity securities held by the Company is not expected to reoccur due to a deterioration in public equity markets during 2022. The effective income tax rate, including the settlements associated with the GRE/Rainbow Energy transaction is expected to be between 15% and 17%. In 2022, Consolidated Adjusted EBITDA, which excludes the termination and settlement payments, is expected to be comparable to 2021.
Consolidated capital expenditures are expected to be approximately $61 million in 2022 and include approximately $12 million for expenditures at Mitigation Resources of North America®. In 2022, cash flow before financing activities is expected to be significantly lower than in 2021 as a result of the anticipated increase in capital expenditures in 2022.

Growth and Diversification
The Company is pursuing growth and diversification by strategically leveraging its core mining and natural resources management skills to build a strong portfolio of affiliated businesses. Management continues to be optimistic about the long-term outlook for growth in the North American Mining and Minerals Management segments and in the Company's Mitigation Resources of North America business. Each of these businesses continues to expand its pipeline of potential new projects with opportunities for growth and diversification.
North American Mining is pursuing growth and diversification by expanding the scope of its business development activities to include potential customers who require a broad range of minerals and materials and by leveraging the Company’s core mining skills to expand the range of contract mining services it provides. North American Mining continues to pursue additional opportunities to provide comprehensive mining services to operate entire mines, as it expects to do at the lithium project in Nevada. The goal is to build North American Mining into a leading provider of contract mining services for customers that produce a wide variety of minerals and materials. The Company believes North American Mining can grow to be a substantial contributor to operating profit, delivering unlevered after-tax returns on invested capital in the mid-teens as this business model matures and achieves significant scale, but the pace of growth will be dependent on the mix and scale of new projects.
The Minerals Management segment continues to grow and diversify by pursuing acquisitions of mineral and royalty interests in the United States. The Minerals Management segment will benefit from the continued development of its mineral properties without additional capital investment, as all further development costs are borne entirely by third-party producers who lease the minerals. This business model can deliver higher average operating margins over the life of a reserve than traditional oil and gas companies that bear the cost of exploration, production and/or development. Catapult Mineral Partners, the Company’s business unit focused on managing and expanding the Company’s portfolio of oil and gas mineral and royalty interests, has developed a strong network to source and secure new acquisitions, and has several potential acquisitions under review. The goal is to construct a high-quality diversified portfolio of oil and gas mineral and royalty interests in the United States that deliver near-term cash flow yields and long-term projected growth. The Company believes this business will provide unlevered after-tax returns on invested capital in the low-to-mid-teens as the portfolio of reserves and mineral interests grows and this business model matures.
Mitigation Resources of North America continues to expand its business, which creates and sells stream and wetland mitigation credits and provides services to those engaged in permittee-responsible mitigation. This business offers an opportunity for growth and diversification in an industry where the Company has substantial knowledge and expertise and a strong reputation. During the first half of 2022, Mitigation Resources purchased property to establish a new mitigation bank north of Dallas/Fort Worth and established a joint venture to provide mitigation services for the Lake Ralph Hall project in Northern Texas. With these new 2022 projects, Mitigation Resources is involved in over 10 mitigation banks and permittee-responsible mitigation projects in Tennessee, Alabama, Mississippi and Texas and is making strong progress toward its goal to be a top ten U.S. provider of stream and wetland mitigation services. The Company believes that Mitigation Resources can provide solid rates of return as this business matures.
The Company also continues to pursue activities which can strengthen the resiliency of its existing coal mining operations. The Company remains focused on managing coal production costs and maximizing efficiencies and operating capacity at mine locations to help customers with management fee contracts be more competitive. These activities benefit both customers and the Company's Coal Mining segment, as fuel cost is a significant driver for power plant dispatch. Increased power plant dispatch results in increased demand for coal by the Coal Mining segment's customers. Fluctuating natural gas prices and availability of renewable energy sources, such as wind and solar, could affect the amount of electricity dispatched from coal-fired power plants.
The Company is committed to maintaining a conservative capital structure as it continues to grow and diversify, while avoiding unnecessary risk. Strategic diversification will generate cash that can be re-invested to strengthen and expand the businesses. The Company also continues to maintain the highest levels of customer service and operational excellence with an unwavering focus on safety and environmental stewardship.

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Conference Call
In conjunction with this news release, the management of NACCO Industries will host a conference call on Thursday, August 4, 2022 at 8:30 a.m. Eastern Time. To participate in the live call, please register more than 15 minutes in advance at https://ige.netroadshow.com/registration/q4inc/11029/nacco-q2-2022-earnings-conference-call/ to obtain the dial-in information and conference call access codes. For those not planning to ask a question of management, the Company recommends listening to the call via the online webcast, which can be accessed through the NACCO Industries' website at ir.nacco.com/home. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. A replay of the call will be available shortly after the call ends through August 11, 2022. An archive of the webcast will also be available on the Company's website two hours after the live call ends.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Consolidated Adjusted EBITDA and Segment Adjusted EBITDA are provided solely as supplemental non-GAAP disclosures of operating results. Management believes that Consolidated Adjusted EBITDA and Segment Adjusted EBITDA assist investors in understanding the results of operations of NACCO Industries. In addition, management evaluates results using these non-GAAP measures.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) changes to or termination of customer or other third-party contracts, or a customer or other third party default under a contract, (2) any customer's premature facility closure, (3) a significant reduction in purchases by the Company's customers, including as a result of changes in coal consumption patterns of U.S. electric power generators, or changes in the power industry that would affect demand for the Company's coal and other mineral reserves, (4) changes in the prices of hydrocarbons, particularly diesel fuel, natural gas, natural gas liquids and oil, (5) failure or delays by the Company's lessees in achieving expected production of natural gas and other hydrocarbons; the availability and cost of transportation and processing services in the areas where the Company's oil and gas reserves are located; federal and state legislative and regulatory initiatives relating to hydraulic fracturing; and the ability of lessees to obtain capital or financing needed for well-development operations and leasing and development of oil and gas reserves on federal lands, (6) failure to obtain adequate insurance coverages at reasonable rates, (7) supply chain disruptions, including price increases and shortages of parts and materials, (8) the impact of the COVID-19 pandemic, including any impact on suppliers, customers and employees, (9) changes in tax laws or regulatory requirements, including the elimination of, or reduction in, the percentage depletion tax deduction, changes in mining or power plant emission regulations and health, safety or environmental legislation, (10) the ability of the Company to access credit in the current economic environment, or obtain financing at reasonable rates, or at all, and to maintain surety bonds for mine reclamation as a result of current market sentiment for fossil fuels, (11) impairment charges, (12) the effects of investors’ and other stakeholders’ increasing attention to environmental, social and governance (“ESG”) matters, (13) changes in costs related to geological and geotechnical conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (14) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (15) weather conditions, extended power plant outages, liquidity events or other events that would change the level of customers' coal or aggregates requirements, (16) weather or equipment problems that could affect deliveries to customers, (17) changes in the costs to reclaim mining areas, (18) costs to pursue and develop new mining, mitigation and oil and gas opportunities and other value-added service opportunities, (19) delays or reductions in coal or aggregates deliveries, (20) the ability to successfully evaluate investments and achieve intended financial results in new business and growth initiatives, (21) disruptions from natural or human causes, including severe weather, accidents, fires, earthquakes and terrorist acts, any of which could result in suspension of operations or harm to people or the environment, and (22) the ability to attract, retain, and replace workforce and administrative employees.

About NACCO Industries
    NACCO Industries® brings natural resources to life by delivering aggregates, minerals, reliable fuels and environmental solutions through its robust portfolio of NACCO Natural Resources businesses. Learn more about our companies at nacco.com, or get investor information at ir.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30		JUNE 30
	2022	2021	2022	2021
	(In thousands, except per share data)
Revenues	$61,369	$45,896	$116,392	$91,001
Cost of sales	45,726	36,911	84,902	74,324
Gross profit	15,643	8,985	31,490	16,677
Earnings of unconsolidated operations	14,622	13,542	29,214	28,884
Contract termination settlement	14,000	—	14,000	—
Operating expenses
Selling, general and administrative expenses	15,841	12,878	30,625	26,641
Amortization of intangible assets	1,058	911	1,905	1,893
(Gain) loss on sale of assets	(2,317)	68	(2,453)	27
	14,582	13,857	30,077	28,561
Operating profit	29,683	8,670	44,627	17,000
Other (income) expense
Interest expense	496	359	1,009	715
Interest income	(195)	(100)	(340)	(220)
Closed mine obligations	377	364	757	747
Loss (gain) on equity securities	1,878	(1,262)	1,360	(2,085)
Other contract termination settlements	(16,882)	—	(16,882)	—
Other, net	(1,064)	(127)	(1,294)	(257)
	(15,390)	(766)	(15,390)	(1,100)
Income before income tax provision	45,073	9,436	60,017	18,100
Income tax provision	7,893	2,931	10,255	2,634
Net income	$37,180	$6,505	$49,762	$15,466

Earnings per share:
Basic earnings per share	$5.07	$0.91	$6.83	$2.17
Diluted earnings per share	$5.07	$0.91	$6.79	$2.16

Basic weighted average shares outstanding	7,330	7,153	7,286	7,123
Diluted weighted average shares outstanding	7,330	7,153	7,325	7,147

CONSOLIDATED ADJUSTED EBITDA RECONCILIATION (UNAUDITED)
	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30		JUNE 30
	2022	2021	2022	2021
	(in thousands)
Net income	$37,180	$6,505	$49,762	$15,466
Contract termination settlements	(30,882)	—	(30,882)	—
Income tax provision	7,893	2,931	10,255	2,634
Interest expense	496	359	1,009	715
Interest income	(195)	(100)	(340)	(220)
Depreciation, depletion and amortization expense	6,488	5,617	12,615	11,202
Consolidated Adjusted EBITDA*	$20,980	$15,312	$42,419	$29,797
*Consolidated Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Consolidated Adjusted EBITDA as net income before contract termination settlements and income taxes, plus net interest expense and depreciation, depletion and amortization expense. Consolidated Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable to similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS AND SEGMENT ADJUSTED EBITDA RECONCILIATIONS (UNAUDITED)

	Three Months Ended June 30, 2022
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$26,602	$22,814	$11,962	$617	$(626)	$61,369
Cost of sales	24,638	20,583	733	528	(756)	45,726
Gross profit	1,964	2,231	11,229	89	130	15,643
Earnings of unconsolidated operations	13,460	1,162	—	—	—	14,622
Contract termination settlement	14,000	—	—	—	—	14,000
Operating expenses*	8,249	2,136	(1,844)	6,041	—	14,582
Operating profit (loss)	$21,175	$1,257	$13,073	$(5,952)	$130	$29,683
Segment Adjusted EBITDA**
Operating profit (loss)	$21,175	$1,257	$13,073	$(5,952)	$130	$29,683
Contract termination settlement	(14,000)	—	—	—	—	(14,000)
Depreciation, depletion and amortization	4,388	1,493	543	64	—	6,488
Segment Adjusted EBITDA**	$11,563	$2,750	$13,616	$(5,888)	$130	$22,171

	Three Months Ended June 30, 2021
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$20,689	$19,860	$5,608	$910	$(1,171)	$45,896
Cost of sales	18,043	17,815	956	1,235	(1,138)	36,911
Gross profit (loss)	2,646	2,045	4,652	(325)	(33)	8,985
Earnings of unconsolidated operations	12,176	1,366	—	—	—	13,542
Operating expenses*	7,195	1,713	479	4,470	—	13,857
Operating profit (loss)	$7,627	$1,698	$4,173	$(4,795)	$(33)	$8,670
Segment Adjusted EBITDA**
Operating profit (loss)	$7,627	$1,698	$4,173	$(4,795)	$(33)	$8,670
Depreciation, depletion and amortization	4,073	984	522	38	—	5,617
Segment Adjusted EBITDA**	$11,700	$2,682	$4,695	$(4,757)	$(33)	$14,287
*Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and (Gain) loss on sale of assets.
**Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Segment Adjusted EBITDA as operating profit (loss) before contract termination settlements and depreciation, depletion and amortization expense. Segment Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS AND SEGMENT ADJUSTED EBITDA RECONCILIATIONS (UNAUDITED)

	Six Months Ended June 30, 2022
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$47,564	$44,218	$24,716	$809	$(915)	$116,392
Cost of sales	43,488	40,233	1,481	877	(1,177)	84,902
Gross profit (loss)	4,076	3,985	23,235	(68)	262	31,490
Earnings of unconsolidated operations	26,786	2,428	—	—	—	29,214
Contract termination settlement	14,000	—	—	—	—	14,000
Operating expenses*	16,335	3,885	(1,466)	11,323	—	30,077
Operating profit (loss)	$28,527	$2,528	$24,701	$(11,391)	$262	$44,627
Segment Adjusted EBITDA**
Operating profit (loss)	$28,527	$2,528	$24,701	$(11,391)	$262	$44,627
Contract termination settlement	(14,000)	—	—	—	—	(14,000)
Depreciation, depletion and amortization	8,426	2,960	1,121	108	—	12,615
Segment Adjusted EBITDA**	$22,953	$5,488	$25,822	$(11,283)	$262	$43,242

	Six Months Ended June 30, 2021
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$42,631	$37,799	$11,108	$1,053	$(1,590)	$91,001
Cost of sales	38,133	34,792	1,643	1,367	(1,611)	74,324
Gross profit (loss)	4,498	3,007	9,465	(314)	21	16,677
Earnings of unconsolidated operations	26,338	2,546	—	—	—	28,884
Operating expenses*	15,052	3,198	1,057	9,254	—	28,561
Operating profit (loss)	$15,784	$2,355	$8,408	$(9,568)	$21	$17,000
Segment Adjusted EBITDA**
Operating profit (loss)	$15,784	$2,355	$8,408	$(9,568)	$21	$17,000
Depreciation, depletion and amortization	8,228	1,935	969	70	—	11,202
Segment Adjusted EBITDA**	$24,012	$4,290	$9,377	$(9,498)	$21	$28,202
*Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and (Gain) loss on sale of assets.
**Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Segment Adjusted EBITDA as operating profit (loss) before contract termination settlements and depreciation, depletion and amortization expense. Segment Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.